EXHIBIT 11

                   SPARTECH CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share data)


                                 QUARTER ENDED      SIX MONTHS ENDED
                                  May 1,   May 3,     May 1,   May 3,
                                 2004      2003      2004      2003
                                --------  --------  --------  --------
NET EARNINGS
  Basic net earnings           $  13,519 $  10,541  $ 21,225  $ 16,699
  Add:  Interest on
   Convertible Securities,
   net of tax                      1,569       516       995         -
                                --------  --------  --------  --------
  Diluted net earnings         $  15,088 $  11,057  $ 22,220  $ 16,699
                                ========  ========  ========  ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             32,061    29,235    30,719    29,242
  Add:  Shares issuable from
   assumed conversion of
   Convertible Subordinated
   Debentures                      4,578     1,637     1,637         -
  Add:  Shares issuable from
   assumed exercise of options       415       230       412       242
                                --------  --------  --------  --------
  Diluted weighted average
   shares outstanding             37,054    31,102    32,768    29,484
                                ========  ========  ========  ========


NET EARNINGS PER SHARE

  Basic                         $    .42  $    .36  $    .69  $    .57
                                ========  ========  ========  ========
  Diluted                       $    .41  $    .36  $    .68  $    .57
                                ========  ========  ========  ========